UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On April 22, 2014, Higher One Holdings, Inc.  (the “Company”) announced that Stewart Gross would not stand for reelection as a Director of the Board of Directors of the Company (the “Board”) and that the Company intends to nominate Lowell Robinson for election to the Board at the Company’s annual shareholder meeting to be held on June 11, 2014.
Mr. Robinson, age 65, served as the chief financial officer and chief operating officer of MIVA, Inc., an online advertising network, from August 2007 through March 2009. He joined MIVA in 2006 as chief financial officer and chief administrative officer. He was chief financial officer and chief administrative officer for HotJobs.com and Advo Inc. and held senior financial positions at Citigroup Inc. and Kraft Foods Inc. In addition, he was special counsel to the president (interim chief financial officer) for NYU/Polytechnic. He also previously served as the president of LWR Advisors. Mr. Robinson is on the board of ValueVision Media; served on the board of directors of The Jones Group from 2005-2014 where he chaired the audit committee; was on the board of Local.com Corporation from 2011 to 2012; the board of directors of International Wire Group Inc. from 2003-2009 and the board of directors of Independent Wireless One, Diversified Investment Advisors and Edison Schools Inc. He is a member of the Smithsonian Libraries advisory board, the board of the Metropolitan Opera Guild and was on the board of advisors for the University of Wisconsin Business School (2006-2010). Mr. Robinson earned a Bachelor of Arts in Economics from the University of Wisconsin and a Master of Business Administration from Harvard Business School. The Company is nominating Mr. Robinson to serve as an independent director of the Board due to his vast finance, strategic, operational and governance experience having served as an executive and director of several other publically traded companies.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.                          Description

99.1                          Press Release dated April 22, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2014

HIGHER ONE HOLDINGS, INC.

By:  /s/ Christopher Wolf
       _____________________________
       Christopher Wolf
       Chief Financial Officer